LOCK-UP AGREEMENT


                                             May 24,1999



barnesandnoble.com inc.
76 Ninth Avenue, 11th Floor
New York, New York 10011

Goldman, Sachs & Co.
85 Broad Street
New York, New York  10004

Merrill Lynch & Co.
World Financial Center, North Tower
250 Vesey Street
New York, New York 10281

Salomon Smith Barney Inc.
7 World Trade Center
New York, New York 10048

Wit Capital Corporation
826 Broadway, 6th Floor
New York, New York 10003



RE:  barnesandnoble.com inc. - Lock-Up Agreement
     -------------------------------------------


Dear Sirs:

     The undersigned has been informed that barnesandnoble.com inc. (the "Company") has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (Registration No. 333-64211) (the "Registration Statement") including a prospectus (the "Prospectus") in connection with the proposed initial public offering (the "Offering") of up to 28,750,000 shares (the "Shares") of the Company's Class A Common Stock, par value $.001 per share (the "Common Stock").

     In connection with such Offering, the undersigned understands that the Company will enter into an underwriting agreement (the "Underwriting Agreement") with Goldman, Sachs & Co., Merrill Lynch & Co., Salomon Smith Barney Inc. and Wit Capital Corporation as representatives of the several underwriters named therein (the "Underwriters").

     The undersigned, to facilitate the marketing of Shares to be sold in the Offering and in consideration of the Underwriters entering into the Underwriting Agreement, hereby irrevocably confirms, covenants and agrees for the benefit of the Company and the Underwriters as follows:

     (i) The undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, except as provided hereunder, any Common Stock acquired by the undersigned in the Offering (the "Shares") pursuant to any agreement entered into on or prior to the date hereof, or at any time hereafter, during the period beginning from the date hereof and continuing to and including the date 180 days from the date of the final Prospectus, except with the prior written consent of the Underwriters; provided, however, that notwithstanding the foregoing, the undersigned may: transfer such securities (1) as a bona fide gift or gifts to the undersigned's spouse, parents, siblings or lineal descendants, or any trust for the benefit of such persons, provided that any such transfer shall not involve a disposition for value, or (2) to any distributee, legatee or devisee of the undersigned who acquires its shares by will or operation of law upon death of the undersigned, if, in the case of clauses (1) and (2), such transferee agrees in writing to be bound by the terms of this agreement to the same extent as the undersigned; and

     (ii) The undersigned has not taken and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares, or which has otherwise constituted or will constitute any prohibited bid for or purchase of the Shares or any related securities.

     The undersigned acknowledges and agrees that the covenants and agreements set forth herein supersede, to the extent of the subject matter thereof, the provisions of any agreements or instruments defining the rights of the undersigned with respect to the shares of Common Stock or other securities of the Company beneficially owned or controlled by the undersigned, except for the provisions of that certain Lock Up Agreement
executed by the undersigned on May   ,1999 for the benefit of the
Underwriters in connection with the Offering.

     In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Common Stock if such transfer would constitute a violation or breach of this Agreement.

     This Agreement shall be binding on the undersigned and the respective heirs, personal representatives and assigns of the undersigned.

                              Very truly yours,


                              /s/ Leonard Riggio
                              ---------------------------
                              Name:Leonard Riggio